SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 of 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 11, 2006

AMERICHIP INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter, as amended)

Nevada	000-33127	98-0339467
(State of incorporation)	(Commission File Number)	(IRS Employer ID number)

9282 General Drive, Suite 100 Plymouth, Michigan	48170-4607
(Address of principal executive offices)	(Zip Code)

(734) 207-0338
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On January 11, 2006, Americhip International, Inc. (the “Company”) entered into and closed a Stock Purchase Agreement (the “Agreement”) with Marc Walther and Edward Rutkowski, being officers and directors of the Company, whereby 24,000,000 shares of its common stock were sold, at $0.085 per share, in satisfaction and payment of indebtedness in the amount of $1,020,000 due and owing to each person under the terms of that certain Licensing Agreement with the Company dated on or about January 21, 2003. As of January 1, 2006, the $1,020,000 indebtedness amount represented the accrued principal and interest current due and owing to each person plus the discounted present value of the monthly payments arising from the unpaid $650,000 principal and interest due under the terms of the said Licensing Agreement.

The foregoing summary of the Agreement is qualified in its entirety by reference to the text of the Agreement, a copy of which is filed as Exhibit 10.1 herein.

Item 3.02	Unregistered Sales of Equity Securities.

The information set forth above in Item 1.01 is incorporated herein by this reference.

The shares of the Company’s common stock sold to Messrs. Walther and Rutkowski were issued pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended (the “Act”), afforded by Section 3(b) and/or Section 4(2) of the Act and Rules 505 and/or 506 of Regulation D thereunder, as a transaction not involving a public offering. Each investor represented that he acquired the securities for investment only and not with a view of or for sale in connection with any distribution thereof and an appropriate investment legend will be affixed to the share certificate issued to each investor. Each of the investors is an accredited investor as defined in Rule 501 of Regulation D promulgated under the Act.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

The following exhibits are furnished in accordance with Item 601 of Regulation S-B:

10.1 Stock Purchase Agreement dated January 11, 2006.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

AMERICHIP INTERNATIONAL, INC.

Date: January 18, 2006	By	/s/ Marc Walther

Marc Walther, President and CEO

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